AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 12, 1997

                                                     REGISTRATION NO. 333-39117

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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                             AMENDMENT NO. 3
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------
                             UNITED RENTALS, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        DELAWARE                     7353                    06-1493538
     (STATE OR OTHER     (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
     JURISDICTION OF      CLASSIFICATION CODE NUMBER)  IDENTIFICATION NUMBER)
    INCORPORATION OR
      ORGANIZATION)

                          FOUR GREENWICH OFFICE PARK
                         GREENWICH, CONNECTICUT 06830
                                (203) 622-3131
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               BRADLEY S. JACOBS
                             UNITED RENTALS, INC.
                          FOUR GREENWICH OFFICE PARK
                         GREENWICH, CONNECTICUT 06830
                                (203) 622-3131
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ----------------
                       Copies of all communications to:

  JOSEPH EHRENREICH, ESQ.   STEPHEN M. BESEN, ESQ.    PHYLLIS G. KORFF, ESQ.
   EHRENREICH EILENBERG   WEIL, GOTSHAL & MANGES LLP   SKADDEN, ARPS, SLATE,
    KRAUSE & ZIVIAN LLP        767 FIFTH AVENUE         MEAGHER & FLOM LLP
    11 EAST 44TH STREET    NEW YORK, NEW YORK 10153      919 THIRD AVENUE
 NEW YORK, NEW YORK 10017       (212) 310-8000       NEW YORK, NEW YORK 10022
      (212) 986-9700                                      (212) 735-3000

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ----------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      SEC Registration Fee.......................................... $   34,152
      Listing Fee*.................................................. $  172,000
      NASD Filing Fee............................................... $   11,770
      Accounting Fees and Expenses*................................. $  400,000
      Printing and Engraving Expenses*.............................. $  200,000
      Legal Fees and Expenses (other than blue sky)*................ $  400,000
      Blue Sky Fees and Expenses*................................... $    5,000
      Transfer Agent and Registrar Fees*............................ $    5,000
      Miscellaneous Expenses*....................................... $  262,000
                                                                     ----------
      Total*........................................................ $1,489,922
                                                                     ==========

--------
* Estimated.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The Certificate of Incorporation (the "Certificate") of the Company provides that a director will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the Delaware General Corporation Law (the "Delaware Law"), which concerns unlawful payments of dividends, stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware Law is subsequently amended to permit further limitation of the personal liability of directors, the liability of a director of the Company will be eliminated or limited to the fullest extent permitted by the Delaware Law as amended.

  The Registrant, as a Delaware corporation, is empowered by Section 145 of the Delaware Law, subject to the procedures and limitation stated therein, to indemnify any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of his being or having been a director, officer, employee or agent of the Registrant. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise. The Company has entered into indemnification agreements with each of its directors and officers. In general, these agreements require the Company to indemnify each of such persons against expenses, judgments, fines, settlements and other liabilities incurred in connection with any proceeding (including a derivative action) to which such person may be made a party by reason of the fact that such person is or was a director, officer or employee of the Company or guaranteed any obligations of the Company, provided that the right of an indemnitee to receive indemnification is subject to the following limitations: (i) an indemnitee is not entitled to indemnification unless he acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful and (ii) in the case of a derivative action, an indemnitee is not entitled to indemnification in the event that he is judged in a final non-appealable decision of a court of competent jurisdiction to be liable to the Company due to willful misconduct in the performance of his duties to the Company (unless and only to the extent that the court determines that the indemnitee is fairly and reasonably entitled to indemnification).

  Pursuant to Section 145 of the Delaware Law, the Registrant has purchased insurance on behalf of its present and former directors and officers against any liability asserted against or incurred by them in such capacity or arising out of their status as such.

  The Registrant has entered into indemnification agreements with certain members of its management in the form filed as an exhibit to this registration statement.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  Set forth below is a listing of all sales by the Company of unregistered securities since the Company was incorporated on August 14, 1997. All such sales were exempt from registration under the Securities Act of 1933, as amended (the "Act"), pursuant to Section 4(2) of the Act (and, in the case of the private placement described in paragraph 3 below, Regulation D thereunder), as they were transactions not involving a public offering. The Company believes that each of the issuances made pursuant to Section 4(2) was made to a sophisticated investor, who had the financial resources to bear the risk of the investment and who had the means and opportunity to obtain information concerning the Company. The consideration paid to the Company in respect of each issuance was cash, unless otherwise indicated. All sales described below were made by the Company without the assistance of any underwriters.

    1. In September, October, November and December 1997, the Company issued an aggregate of 12,910,714 shares of Common Stock and 6,342,858 warrants to certain officers of the Company (including, in certain cases, one or more entities controlled by the officer) for an aggregate amount of $46.01 million (not including 240,000 shares that were issued in the private placement described in paragraph 3 below to a person who subsequently became a director). See "Management--Capital Contributions by Officers and Directors" in the prospectus which is a part of this Registration Statement.

    2. In October 1997, the Company sold an aggregate of 112,857 shares of Common Stock to four employees of the company and one consultant at a price of $3.50 per share.

    3. In September 1997, the Company in a private placement sold an aggregate of 3,028,873 shares of Common Stock, at a price of $3.50 per share, to 51 accredited investors. Such sale was made in accordance with Regulation D promulgated under the Act.

    4. In October 1997, the Company issued 318,712 shares of Common Stock as part of the consideration for the acquisition by the Company of one of the Initial Acquired Companies. The number of such shares is subject to adjustment as described under "Management's Discussion and Analysis of Financial Condition and Results of Operations--Consideration for Initial Acquired Companies."

    5. In October 1997, the Company issued a convertible note in the principal amount of $300,000 as part of the consideration for the acquisition of one of the Initial Acquired Companies.

    6. In October and November 1997, options with respect to 797,500 shares of Common Stock were granted to employees of the Company. Such options have exercise prices ranging from $10.00 per share to $30.00 per share and a weighted average exercise price of $12.49 per share.

    7. In November 1997, the Company issued 5,000 shares and a warrant to purchase 1,200 shares (at a $10.00 per share exercise price) as compensation for services.

ITEM 16. EXHIBITS.

 EXHIBIT
 NUMBER                         DESCRIPTION OF EXHIBITS
 -------                        -----------------------
 1(a)*   Form of United States Purchase Agreement
 1(b)*   Form of International Purchase Agreement
 3(a)**  Amended and Restated Certificate of Incorporation of the Company, in
         effect as of the date hereof
 3(b)**  By-laws of the Company, in effect as of the date hereof
  4**    Form of Common Stock Certificate
  5**    Opinion of Ehrenreich Eilenberg Krause & Zivian LLP

 EXHIBIT
 NUMBER                          DESCRIPTION OF EXHIBITS
 -------                         -----------------------
 10(a)** $55 Million Revolving Credit Facility, dated as of October 8, 1997, between the Company, various financial institutions, and Bank of
         America National Trust and Savings Association, as agent, together with the First Amendment thereto dated October 17, 1997 and the Second
         Amendment thereto dated October 24, 1997
 10(b)** 1997 Stock Option Plan
 10(c)** Form of Warrant Agreement(1)
 10(d)** Form of Private Placement Purchase Agreement entered into by certain officers of the Company in connection with purchasing shares and warrants from the Company(2)
 10(e)** Form of Subscription Agreement for September 1997 Private Placement(3)
 10(f)** Form of Indemnification Agreement for Officers and Directors of the
         Company
 10(g)** Employment Agreement between the Company and Bradley S. Jacobs, dated as of September 19, 1997
 10(h)** Employment Agreement between the Company and John N. Milne, dated as of September 19, 1997
 10(i)** Employment Agreement between the Company and Michael J. Nolan, dated as of October 14, 1997
 10(j)** Employment Agreement between the Company and Robert P. Miner, dated as of October 10, 1997
 10(k)** Stock Purchase Agreement, dated as of October 24, 1997, among the
         Company and the shareholders of Mercer Equipment Company+
 10(l)** Stock Purchase Agreement, dated as of October 24, 1997, among the
         Company and the shareholders of Bronco Hi-Lift Inc.+
 10(m)** Stock Purchase Agreement, dated as of October 24, 1997, among the
         Company and Coran Enterprises, Inc., Monterey Bay Equipment Rentals,
         Inc., James M. Shade, Carol A. Shade, James M. Shade and Carol Anne
         Shade, Trustees under the James M. Shade and Carol A. Shade Trust
         Agreement dated September 14, 1982, Randall Shade and Corey Shade.+
 10(n)** Stock Purchase Agreement, dated as of October 24, 1997, among the
         Company and the shareholders of Rent-It Center, Inc.+
 10(o)** Stock Purchase Agreement, dated as of October 20, 1997, among the
         Company and A&A Tool Rentals & Sales, Inc., Joseph E. Doran, Patrick
         J. Doran, and A&A Tool Rentals & Sales, Inc. Employee Stock Ownership
         Plan.+
 10(p)** Agreement and Plan of Merger, dated as of October 23, 1997, among the
         Company, UR Acquisition Subsidiary, Inc. and J&J Rental Services,
         Inc.+
 10(q)** Convertible Note dated October 24, 1997
 10(r)** Subscription Agreement dated November 14, 1997, between Wayland R.
         Hicks and the Company
 10(s)** Agreement dated November 14, 1997, between the Company and Wayland R.
         Hicks
 11**    Statement re: Computation of per share earnings
 21**    Subsidiaries of the Registrant
 23(a)** Consent of Ehrenreich Eilenberg Krause & Zivian LLP (included in opinion filed as Exhibit 5)
 23(b)** Consent of Weil, Gotshal & Manges LLP
 23(c)** Consent of Ernst & Young LLP
 23(d)** Consent of Ernst & Young LLP
 23(e)** Consent of Ernst & Young LLP
 23(f)** Consent of KPMG Peat Marwick
 23(g)** Consent of Webster Duke & Co. PA

 EXHIBIT
 NUMBER                        DESCRIPTION OF EXHIBITS
 -------                       -----------------------
 23(h)** Consent of Grant Thornton LLP
 23(i)** Consent of Wayland R. Hicks
 24**    Power of Attorney (included in Part II of the original Registration
         Statement under the caption "Signatures")
 27**    Financial Data Schedule

--------

  * Filed herewith.
 ** Previously filed.

  + Filed without exhibits and schedules (to be provided supplementally upon request of the Commission).
(1) The Company issued a warrant in this form to the following officers of the Company (or in certain cases to an entity controlled by such officer) for the number of shares indicated: Bradley S. Jacobs (5,000,000); John N. Milne (714,286); Michael J. Nolan (285,715); Robert P. Miner (142,857);
    Sandra E. Welwood (50,000); Joseph J. Kondrup, Jr. (50,000); Kai E. Nyby (50,000); and Richard A. Volonino (50,000).
(2) Each officer of the Company who purchased securities prior to the date hereof, other than Messrs. Jacobs and Hicks, entered into a Private Placement Purchase Agreement in this form (modified, in the case of Messrs. Barker and Imig, to reflect the fact that such officers did not purchase Warrants) with respect to the shares of Common Stock and Warrants purchased by such officer from the Company as described under "Management--Capital Contributions by Officers and Directors."
(3) Each purchaser of shares in the Company's September 1997 private placement of 3,028,873 shares of Common Stock entered into a Subscription Agreement in this form with respect to the shares purchased.

ITEM 17. UNDERTAKINGS.

  The undersigned Registrant undertakes to provide to the Underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 3 TO REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF NEW YORK, STATE OF NEW YORK, ON DECEMBER 10, 1997.

                                         United Rentals, Inc.

                                                   /s/ Michael J. Nolan
                                         By: __________________________________
                                                       MICHAEL J. NOLAN
                                                    CHIEF FINANCIAL OFFICER

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THEIR RESPECTIVE CAPACITIES AND ON THE RESPECTIVE DATES SET FORTH OPPOSITE THEIR NAMES.

             SIGNATURE                       TITLE                 DATE

/s/              *                    Chairman, Chief
------------------------------------   Executive Officer       December 10,
         BRADLEY S. JACOBS             and Director             1997
                                       (Principal
                                       Executive Officer)

/s/              *                    Director
------------------------------------                           December 10,
           JOHN N. MILNE                                        1997

                                      Director                 December  ,
------------------------------------                               1997
          RONALD M. DEFEO

/s/              *                    Director
------------------------------------                           December 10,
        RICHARD J. HECKMANN                                     1997

                                      Director                 December  ,
------------------------------------                               1997
          GERALD TSAI, JR.

/s/       Michael J. Nolan            Chief Financial
------------------------------------   Officer (Principal      December 10,
          MICHAEL J. NOLAN             Financial Officer)       1997

/s/      Sandra E. Welwood            Vice President,
____________________________________   Corporate               December 10,
         SANDRA E. WELWOOD             Controller               1997
                                       (Principal
                                       Accounting
                                       Officer)

          Michael J. Nolan
*By: _______________________________
 MICHAEL J. NOLAN ATTORNEY-IN-FACT

                                 EXHIBIT INDEX

 EXHIBIT                                                                  PAGE
 NUMBER                     DESCRIPTION OF EXHIBITS                      NUMBER
 -------                    -----------------------                      ------
  1(a)*  Form of U.S. Purchase Agreement
  1(b)*  Form of International Purchase Agreement
  3(a)** Amended and Restated Certificate of Incorporation of the
         Company, in effect as of the date hereof
  3(b)** By-laws of the Company, in effect as of the date hereof
  4**    Form of Common Stock Certificate
  5**    Opinion of Ehrenreich Eilenberg Krause and Zivian LLP
 10(a)** $55 Million Revolving Credit Facility, dated as of October 8,
         1997, between the Company, various financial institutions, and Bank of America National Trust and Savings Association,
         as agent, together with the First Amendment thereto dated
         October 17, 1997 and the Second Amendment thereto dated
         October 24, 1997
 10(b)** 1997 Stock Option Plan
 10(c)** Form of Warrant Agreement(1)
 10(d)** Form of Private Placement Purchase Agreement entered into by certain officers of the Company in connection with purchasing shares and warrants from the Company(2)
 10(e)** Form of Subscription Agreement for September 1997 Private
         Placement(3)
 10(f)** Form of Indemnification Agreement for Officers and Directors
         of the Company
 10(g)** Employment Agreement between the Company and Bradley S.
         Jacobs, dated as of September 14, 1997
 10(h)** Employment Agreement between the Company and John N. Milne, dated as of September 14, 1997
 10(i)** Employment Agreement between the Company and Michael J.
         Nolan, dated as of October 14, 1997
 10(j)** Employment Agreement between the Company and Robert P. Miner, dated as of October 10, 1997
 10(k)** Stock Purchase Agreement, dated as of October 24, 1997, among the Company and the shareholders of Mercer Equipment Company+
 10(l)** Stock Purchase Agreement, dated as of October 24, 1997, among the Company and the shareholders of Bronco Hi-Lift Inc.+
 10(m)** Stock Purchase Agreement, dated as of October 24, 1997, among the Company and Coran Enterprises, Inc., Monterey Bay
         Equipment Rentals, Inc., James M. Shade, Carol A. Shade,
         James M. Shade and Carol Anne Shade, Trustees under the James
         M. Shade and Carol A. Shade Trust Agreement dated September
         14, 1982, Randall Shade and Corey Shade.+
 10(n)** Stock Purchase Agreement, dated as of October 24, 1997, among the Company and the shareholders of Rent-It Center, Inc.+
 10(o)** Stock Purchase Agreement, dated as of October 20, 1997, among the Company and A&A Tool Rentals & Sales, Inc., Joseph E.
         Doran, Patrick J. Doran, and A&A Tool Rentals & Sales, Inc.
         Employee Stock Ownership Plan.+
 10(p)** Agreement and Plan of Merger, dated as of October 23, 1997, among the Company, UR Acquisition Subsidiary, Inc. and J&J
         Rental Services, Inc.+

 EXHIBIT                                                                  PAGE
 NUMBER                     DESCRIPTION OF EXHIBITS                      NUMBER
 -------                    -----------------------                      ------
 10(q)** Convertible Note dated October 24, 1997
 10(r)** Subscription Agreement dated November 14, 1997, between
         Wayland R. Hicks and the Company
 10(s)** Agreement dated November 14, 1997, between the Company and
         Wayland R. HIcks
 11**    Statement re: Computation of per share earnings
 21**    Subsidiaries of the Company
 23(a)** Consent of Ehrenreich Eilenberg Krause & Zivian LLP (included in opinion filed as Exhibit 5)
 23(b)** Consent of Weil, Gotshal & Manges LLP
 23(c)** Consent of Ernst & Young LLP
 23(d)** Consent of Ernst & Young LLP
 23(e)** Consent of Ernst & Young LLP
 23(f)** Consent of KPMG Peat Marwick
 23(g)** Consent of Webster Duke & Co. PA
 23(h)** Consent of Grant Thornton LLP
 23(i)** Consent of Wayland R. Hicks
 24**    Power of Attorney (included in Part II of the original
         Registration Statement under the caption "Signatures")
 27**    Financial Data Schedule

--------

  * Filed herewith
 ** Previously filed

  + Filed without exhibits and schedules (to be provided supplementally upon request of the Commission).
(1) The Company issued a warrant in this form to the following officers of the Company (or in certain cases to an entity controlled by such officer) for the number of shares indicated: Bradley S. Jacobs (5,000,000); John N. Milne (714,286); Michael J. Nolan (285,715); Robert P. Miner (142,857);
    Sandra E. Welwood (50,000); Joseph J. Kondrup, Jr. (50,000); Kai E. Nyby (50,000); and Richard A. Volonino (50,000).
(2) Each officer of the Company who purchased securities prior to the date hereof, other than Messrs. Jacobs and Hicks, entered into a Private Placement Purchase Agreement in this form (modified, in the case of Messrs. Barker and Imig, to reflect the fact that such officers did not purchase Warrants) with respect to the shares of Common Stock and Warrants purchased by such officer from the Company as described under "Management--Capital Contributions by Officers and Directors."
(3) Each purchaser of shares in the Company's September 1997 private placement of 3,028,873 shares of Common Stock entered into a Subscription Agreement in this form with respect to the shares purchased.